Exhibit 10.28

Employee Agreement

TAILORED BRANDS, INC.

2016 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

Tailored Brands, Inc., a Texas corporation (the “Company”), hereby grants to the employee of the Company named herein (the “Employee”) the following Restricted Stock Award (“Restricted Stock”) pursuant to the terms and conditions of the Tailored Brands, Inc. 2016 Long-Term Incentive Plan (the “Plan”), and this Restricted Stock Award Agreement (this “Award Agreement”).

1. Name of Employee:	[ • ]

2. Grant Date:	[ • ] ,20[ • ]	(the “Grant Date”)

3. Number of Shares of Restricted Stock Granted:	[ • ]

4. Vesting:

Except as otherwise provided in this Award Agreement, the shares of Restricted Stock will vest in accordance with the following schedule; provided that the Employee’s employment with the Company or any Affiliate has not terminated prior to the applicable vesting date:

	Vesting Date	Number of Shares of Restricted Stock as to Which Employee is Vested

5. Change in Control:

Notwithstanding the provisions of Section 4 of this Award Agreement, in the event of a Change in Control, the terms and conditions of the Change in Control Plan, if applicable to the Employee, will apply with respect to any outstanding shares of Restricted Stock.  The term “Change in Control Plan” shall mean either (a) the Tailored Brands, Inc. Senior Executive Change in Control Severance Plan, adopted effective September 8, 2016, or (b) the Tailored Brands, Inc. Vice President Change in Control Severance Plan, amended and restated effective September 8, 2016.  For purposes of this Section 5, the terms and conditions of the Change in Control Plan are incorporated into and made a part of this Award Agreement.

6. Settlement:	Subject to the provisions of Section 8 of this Award Agreement, at the time that an Employee becomes vested in any shares of Restricted Stock pursuant to Section 4 or Section 5 of this

Award Agreement, the Company shall cause to be delivered to the Employee a stock certificate representing such vested shares of Stock, and such shares of Stock shall be transferable by the Employee.

7. Dividend Equivalent Payments:

If, during the period beginning on the Grant Date and ending on the date on which any shares of Restricted Stock are to be settled pursuant to Section 6 of this Award Agreement (the “Applicable Dividend Period”), the Company pays any dividends in cash with respect to the outstanding shares of Stock (a “Cash Dividend”), then upon the settlement of vested Restricted Stock, the Employee shall also be entitled to receive a cash payment in an amount equal to the product of (a) the number of shares of Stock to be issued upon such settlement of the Restricted Stock; and (b) the aggregate amount of the Cash Dividends paid per share of Stock during the Applicable Dividend Period (the “Dividend Equivalents”).  Such Dividend Equivalents will be payable by the Company at the same time as the Restricted Stock to which they relate are settled pursuant to Section 6 of this Award Agreement.

If, during the Applicable Dividend Period, the Company pays any dividends in shares of Stock with respect to the outstanding shares of Stock, then, the Company will increase the number of shares of Restricted Stock granted hereunder by an amount equal to the product of (a) the number of shares of Restricted Stock; and (b) the number of shares of Stock paid by the Company per share of Stock (collectively, the “Additional Restricted Stock”).  Each share of Additional Restricted Stock will be subject to the same terms and conditions applicable to the Restricted Stock for which such share of Additional Restricted Stock was awarded and will be settled pursuant to Section 6 of this Award Agreement at the same time and on the same basis as such Restricted Stock.

8. Conditions

The Company’s obligation to deliver stock certificates upon the settlement of vested Restricted Stock is subject to the satisfaction of the following conditions: (a) the Employee is not, at the time of settlement, in material breach of any of his or her obligations under this Award Agreement, or under any other agreement with the Company or any Affiliate; (b) no preliminary or permanent injunction or other order against the delivery of the stock certificate issued by a federal or state court of competent jurisdiction in the United States shall be in effect; (c) there shall not be in effect any federal or state law, rule or regulation which prevents or delays delivery of the stock certificate; and (d) the Employee shall confirm any factual matters reasonably requested by the Committee, the Company or counsel for the Company.

9. Shareholder Rights:

The Company shall cause its books and records to reflect entries evidencing the shares of Restricted Stock or rights to acquire Additional Restricted Stock (as described in Section 7 of this Award Agreement) to be recorded in the Employee’s name.  Prior to the settlement of the Restricted Stock, such book entries shall reflect a restrictive legend to the effect that ownership of such shares of Restricted Stock (and any Additional Restricted Stock), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and this Award Agreement.  The Employee shall have the right to vote the Restricted Stock awarded to the Employee and to exercise all other rights, powers and privileges of a holder of Stock, with respect to such Restricted Stock, with the exception that (a) the Employee shall not be entitled to delivery of a stock certificate or certificates representing such Restricted Stock until they vest in accordance with Section 4 or Section 5 of this Award Agreement; (b) the Company shall retain custody of all Dividend Equivalents and Additional Restricted Stock made or declared with respect to the Restricted Stock (and such  Dividend Equivalents and Additional Restricted Stock shall be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Dividend Equivalents and Additional Restricted Stock shall have been made, paid, or declared shall have become vested, and such Dividend Equivalents and Additional Restricted Stock shall not bear interest or be segregated in separate accounts and (c) the Employee may not sell, assign, transfer, pledge, exchange, encumber, or dispose of the Restricted Stock or any Additional Restricted Stock prior to the vesting of such Restricted Stock.

10. Effect of Plan:

The Restricted Stock is subject in all cases to the terms and conditions set forth in the Plan, which are incorporated into and made a part of this Award Agreement.  In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern.  All capitalized terms that are used in this Award Agreement but are not defined in this Award Agreement shall have the meanings ascribed to such terms in the Plan.

11. Acknowledgment:	By receipt of this Award, the Employee acknowledges and agrees that the Restricted Stock is subject to all of the terms and conditions of the Plan and this Award Agreement.

12. Forfeiture for Cause:	Notwithstanding any other provision of this Agreement, the Restricted Stock granted hereunder shall be subject to the Forfeiture for Cause provisions contained in Section 4.7 of the Plan.

13. Effect on Other Agreements:

The Company and the Employee acknowledge and agree that, with the exception of the Change in Control Plan or an employment agreement, if either or both are applicable to the Employee, the provisions of this Award Agreement shall supersede any and all other agreements and rights that the Employee has under any agreements or arrangements between the Employee and the Company, whether in writing or otherwise, with respect to the matters set forth herein.